Exhibit 4.1
TENDER AND SUPPORT AGREEMENT
     TENDER AND SUPPORT AGREEMENT (this “Agreement”) dated as of January 7, 2007 between KLA Tencor Corporation, a Delaware corporation (“Parent”), Fenway Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”), Therma-Wave, Inc., a Delaware corporation (the “Company”), and the parties listed on Annex I and Annex II (each, a “Securityholder”), each an owner of the Company Shares, Series B Convertible Preferred Stock and/or Series B Warrants of the Company.
     WHEREAS, as of the date hereof, each Securityholder on Annex I is the holder of the number of Company Shares set forth opposite such Securityholder’s name (all such directly owned Company Shares that are outstanding as of the date hereof, together with any Company Shares that are hereafter issued to or otherwise acquired or owned by any Securityholder prior to the termination of this Agreement (including pursuant to any exercise of Company Stock Options or exercise or conversion of the Series B Convertible Preferred Stock, Series B Warrants or other Company Convertible Securities, acquisition by purchase, or stock dividend, distribution, split-up, recapitalization, combination or similar transaction, the “Subject Company Shares”));
     WHEREAS, as of the date hereof, each Securityholder on Annex II holding shares of Series B Convertible Preferred Stock is the holder of the number of shares of Series B Convertible Preferred Stock set forth opposite such holder’s name (the Series B Convertible Preferred Stock together with the Subject Company Shares, the “Subject Shares”);
     WHEREAS, as a condition to their willingness to enter into the Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof among Parent, Merger Subsidiary and the Company, Parent and Merger Subsidiary have required that each Securityholder, and in order to induce Parent and Merger Subsidiary to enter into the Merger Agreement each Securityholder (only in such Securityholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement; and
     WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement, and the other definitional and interpretative provisions set forth in Section 1.02 of the Merger Agreement shall apply hereto as if such provisions were set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1
Agreement to Tender
     Section 1.01. Agreement to Tender. (a) Each Securityholder shall validly tender or cause to be tendered in the Offer all of such Securityholder’s Subject Shares pursuant to and in accordance with the terms of the Offer. As promptly as practicable, but in any event no later than three Business Days after receipt by such Securityholder of all documents or instruments required to be delivered pursuant to the terms of the Offer, including but not limited to the letter of transmittal, each Securityholder shall (i) deliver to the depositary designated in the Offer (the “Depositary”) (A) a letter of transmittal with respect to its Subject Shares complying with the terms of the Offer, (B) a certificate or certificates representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any uncertificated Subject Shares and (C) all other documents or instruments required to be delivered by other stockholders of the Company pursuant to the terms of the Offer, and/or (ii) instruct its broker or such other Person that is the holder of record of any Subject Shares beneficially owned by such Securityholder to tender such Subject Shares pursuant to and in accordance with the terms of the Offer. Each Securityholder agrees that once its Subject Shares are tendered by such Securityholder will not withdraw any of such Subject Shares from the Offer, unless and until (i) the Offer shall have been terminated by Merger Subsidiary in accordance with the terms of the Merger Agreement or (ii) this Agreement shall have been terminated in accordance with Section 5.03.
     Section 1.02. Merger Consideration. Any amount of Merger Consideration paid for each Company Share in excess of the Offer Price must be paid, promptly after the Effective Time, to each Securityholder in respect of such Securityholder’s Subject Shares.
ARTICLE 2
Representations and Warranties of the Securityholders
     Each Securityholder represents and warrants to Parent and Merger Subsidiary as to itself, severally and not jointly, that:
     Section 2.01. Authorization; Binding Agreement. If such Securityholder is not a natural Person, such Securityholder is a business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and the execution, delivery and performance by such Securityholder of this Agreement and the consummation of the transactions contemplated hereby are within such Securityholder’s corporate or organizational powers and have

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been duly authorized by all necessary corporate or organizational actions on the part of such Securityholder. If such Securityholder is a natural Person, the execution, delivery and performance by such Securityholder of this Agreement and the consummation of the transactions contemplated hereby are within his or her legal capacity and requisite powers, and if this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to execute, deliver and perform this Agreement. This Agreement constitutes a valid and binding agreement of such Securityholder enforceable against such Securityholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.
     Section 2.02. Non-Contravention. The execution, delivery and performance by such Securityholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any certificate of incorporation, bylaws or other organizational documents of such Securityholder, (ii) violate any Applicable Law applicable to such Securityholder, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Securityholder is entitled under any provision of any agreement or other instrument binding on such Securityholder or (iv) result in the imposition of any Lien on any asset of such Securityholder, in the case of each of clauses (ii) through (iv) such as would impair or adversely affect such Securityholder’s ability to perform its obligations hereunder. No governmental licenses, authorizations, permits, consents or approvals are required in connection with the execution and delivery of this Agreement by such Securityholder or the consummation by such Securityholder of the transactions contemplated hereby, except for applicable requirements, if any, under the 1934 Act and any other applicable U.S. state or federal securities laws and for such licenses, authorizations, permits, consents or approvals the absence of which would not impair or adversely affect such Securityholder’s ability to perform its obligations hereunder.
     Section 2.03. Ownership of Subject Shares; Total Shares. Such Securityholder is the record or beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of its Subject Shares and, as of the date of Merger Subsidiary’s acceptance of the Tender Shares in the Offer, such Subject Shares will be free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise transfer such Subject Shares), except as provided hereunder or pursuant to any applicable restrictions on transfer under the 1933 Act. As of the date hereof, such Securityholder does not own, beneficially or otherwise, any Company Securities other than (x) as set forth opposite such Securityholder’s name in Annex I and Annex II, as applicable, (y) the Company Stock Options set forth opposite such Securityholder’s name on Section 5.05(b) of

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the Company Disclosure Schedule and (z) the Company Shares issuable upon the exercise or conversion of such Securityholder’s Company Stock Options, Series B Convertible Preferred Stock or Series B Warrants.
     Section 2.04. Voting Power. Such Securityholder has full voting power, with respect to its Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of its Subject Shares. None of such Securityholder’s Subject Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such shares, except as provided hereunder.
     Section 2.05. Finder’s Fees. Except as provided in the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon any arrangement or agreement made by or on behalf of such Securityholder.
     Section 2.06. Reliance by Parent. Such Securityholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Securityholder’s execution and delivery of this Agreement.
     Section 2.07. Receipt of Notice. Such Securityholder has received any notice from the Company required to be made to such Securityholder in connection with the Merger Agreement or the transactions contemplated thereby and hereby waives any rights such Securityholder may have against the Company with respect to the Company’s failure to timely provide any such notice.
ARTICLE 3
Additional Covenants of the Securityholders
     Subject to Section 5.15, each Securityholder hereby covenants and agrees as to itself, severally and not jointly, that:
     Section 3.01. Voting of Subject Shares. (a) At every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, such Securityholder shall, or shall cause the holder of record on any applicable record date to, vote its Subject Shares (to the extent that any of such Securityholder’s Subject Shares are not purchased in the Offer) (i) in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, (ii) against (A) any agreement or arrangement related to any Acquisition Proposal, (B) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries or

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(C) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or that would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by the Merger Agreement and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of stockholders, and in connection therewith to execute any documents reasonably requested by Parent which are necessary or appropriate in order to effectuate the foregoing.
     (b) Each Securityholder shall retain at all times the right to vote such Securityholder’s Subject Shares in such Securityholder’s sole discretion and without any other limitation on those matters other than those set forth in Section 3.01(a) that are at any time or from time to time presented for consideration to the Company’s stockholders generally.
     Section 3.02. Irrevocable Proxy. In order to secure the performance of such Securityholder’s obligations under this Agreement, by entering into this Agreement, such Securityholder hereby irrevocably grants a proxy appointing each executive officer of Parent as such Securityholder’s attorney-in-fact and proxy, with full power of substitution, for and in its name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 3.01 as such attorney-in-fact and proxy, in its sole discretion, deems proper with respect to such Securityholder’s Subject Shares. The proxy granted by such Securityholder pursuant to this Section 3.02 shall be revoked automatically, without any notice or other action by any Person, upon termination of this Agreement in accordance with its terms. Such Securityholder hereby revokes any and all previous proxies granted with respect to its Subject Shares.
     Section 3.03. No Transfers; No Inconsistent Arrangements. (a) Except as provided hereunder or under the Merger Agreement, such Securityholder shall not, directly or indirectly, (i) transfer (which term shall include any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to or permit any such transfer of, any or all of its Subject Shares, or any interest therein, or create or permit to exist any Lien, other than any restrictions imposed by Applicable Law or pursuant to this Agreement, on any such Subject Shares, (ii) enter into any Contract with respect to any transfer of such Subject Shares or any interest therein, (iii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Subject Shares, (iv) deposit or permit the deposit of such Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Shares or (v) take or permit any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby

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or otherwise make any representation or warranty of each Securityholder herein untrue or incorrect.
     (b) Any attempted transfer of Subject Shares, or any interest therein, in violation of this Section 3.03 shall be null and void. In furtherance of this Agreement, such Securityholder shall and hereby does authorize the Company and Merger Subsidiary’s counsel to notify the Company’s transfer agent that there is a stop transfer restriction with respect to all of its Subject Shares (and that this Agreement places limits on the voting and transfer of its Subject Shares); provided that any such stop transfer restriction shall terminate automatically, without any notice or other action by any Person, upon the termination of this Agreement in accordance with Section 5.03 and, upon such event, Parent or the Company shall promptly notify the Company’s transfer agent of such termination.
     Section 3.04. No Solicitation; Other Offers. Such Securityholder hereby agrees to comply with the obligations imposed on the Company’s Representatives pursuant to Section 7.04 of the Merger Agreement as if a party thereto.
     Section 3.05. No Exercise of Appraisal Rights. Such Securityholder agrees not to exercise any appraisal rights or dissenter’s rights in respect of its Subject Shares which may arise with respect to the Merger.
     Section 3.06. Legends. If so requested by Parent, such Securityholder agrees that its Subject Shares shall bear a legend stating that they are subject to this Agreement; provided that the Company shall remove such legend upon the Termination Date.
     Section 3.07. Documentation and Information. Such Securityholder (i) consents to and authorizes the publication and disclosure by Parent of its identity and holding of Subject Shares, the nature of its commitments and obligations under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent reasonably determines is required to be disclosed by Applicable Law in any press release, the Offer Documents, or any other disclosure document in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement and (ii) agrees promptly to give to Parent any information it may reasonably require for the preparation of any such disclosure documents. Such Securityholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

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ARTICLE 4
Series B Warrants
     Section 4.01. Redemption or Sale. (a) On the second Business Day following Merger Subsidiary’s acceptance of the Tender Shares in the Offer, at the election of Parent, (i) the Company shall redeem such Series B Warrants substantially in accordance with their terms or (ii) each holder of the Series B Warrants shall sell all of such holder’s Series B Warrants to Parent (or a subsidiary of Parent). For each of clause (i) and (ii) above, the redemption price or purchase price, as the case may be, to be paid to each holder for its Series B Warrants shall be equal to what such holder of Series B Warrants would have received had such holder exercised such Series B Warrants by means of a “cashless exercise” under the terms of the Series B Warrants immediately prior to Merger Subsidiary’s acceptance of the Tender Shares in the Offer.
     (b) Parent shall give notice of its election to the Company and the holders of the Series B Warrants on the Business Day following Merger Subsidiary’s acceptance of the Tender Shares in the Offer. Payment shall be made to the holders of the Series B Warrants no later than the third Business Day following Merger Subsidiary’s acceptance of the Tender Shares in the Offer.
     (c) In the event that the Offer is not consummated, the Series B Warrants shall remain outstanding until redeemed, exercised or otherwise terminated pursuant to their terms.
     Section 4.02. Covenant of the Holders. Each holder of the Series B Warrants hereby agrees that it will not exercise, convert or transfer such warrants prior to the termination of this Agreement without the written consent of Parent, except as provided by this Article 4.
     Section 4.03. Covenants of the Company. (a) The Company hereby waives any right to receive notice from the holders of the Series B Warrants required to be made pursuant to the terms of Series B Warrants in connection with a redemption in the event of a “Change of Control”.
     (b) The Company further agrees to use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated in this Article 4.

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ARTICLE 5
Miscellaneous
     Section 5.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to Parent or Merger Subsidiary, to:
KLA-Tencor Corporation
160 Rio Robles
San Jose, California 95134
Attention: Chief Financial Officer
Facsimile No.: (408) 875-3030
     with a copy to:
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025
Attention: William M. Kelly
                  Mischa Travers
Facsimile No.: (650) 752-2111
     if to the Company, to:
Therma-Wave, Inc.
1250 Reliance Way
Fremont, California 94539
Attention: Chief Financial Officer
Facsimile No.: (510) 656-3852
     with a copy to:
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, California 94304
Attention: Michael Phillips
                  Michael O’Bryan
Facsimile No.: (650) 494-0792
     if to any Securityholder, to it at that address specified on Schedule A, with copies to the persons identified therein, or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto. All such notices, requests

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and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
     Section 5.02. Further Assurances. (a) Each Securityholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements and other instruments as Parent or Merger Subsidiary may reasonably request to carry out the transactions expressly set forth in this Agreement.
     (b) Parent and Merger Subsidiary shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents and other instruments as any other party may reasonably request to carry out the transactions contemplated by this Agreement.
     Section 5.03. Termination. (a) This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time.
     (b) Any holder of the Series B Convertible Preferred Stock shall have the right to terminate this Agreement immediately following (A) any change in the nature of the consideration payable in the Offer or the Merger, (B) any decrease in consideration payable in the Offer or the Merger, (C) any increase in the consideration payable to holders of Subject Shares that is not made equally available to holders of Series B Convertible Preferred Stock (on an as-converted basis), (D) any waiver of the Minimum Condition by each of the Company and Parent or (E) the date that is 9 months after the date of this Agreement.
     (c) Notwithstanding the foregoing, nothing set forth in this Section 5.03 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any breach of this Agreement.
     Section 5.04. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.
     Section 5.05. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

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     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
     Section 5.06. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
     Section 5.07. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
     (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that each of Parent and Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of any of its obligations hereunder.
     Section 5.08. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.
     Section 5.09. Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.01 shall be deemed effective service of process on such party.

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     Section 5.10. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 5.11. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
     Section 5.12. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.
     Section 5.13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     Section 5.14. Specific Performance. The parties hereto agree that each of Parent and Merger Subsidiary would be irreparably damaged if for any reason any Securityholder fails to perform any of its obligations under this Agreement, and that each of Parent and Merger Subsidiary would not have an adequate remedy at law for money damages in such event. Accordingly, each of Parent and Merger Subsidiary shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

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     Section 5.15. Securityholder Capacity. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require any Securityholder to attempt to) limit or restrict any Securityholder who is a director or officer of the Company from acting in such capacity (it being understood that this Agreement shall apply to each Securityholder solely in each Securityholder’s capacity as a holder of the Subject Shares).
     Section 5.16. Securityholder Obligations Several and not Joint. The obligations of each Securityholder hereunder shall be several and not joint and no Securityholder shall be liable for any breach of the terms of this Agreement by any other Securityholder.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KLA-TENCOR CORPORATION
By:	/s/ Jeffrey L. Hall
	Name:	Jeffrey L. Hall
	Title:	Chief Financial Officer

FENWAY ACQUISITION CORPORATION
By:	/s/ Jeffrey L. Hall
	Name:	Jeffrey L. Hall
	Title:	President

THERMA-WAVE, INC.
By:	/s/ Boris Lipkin
	Name:	Boris Lipkin
	Title:	President and CEO

[Signature Page to Tender and Support Agreement]

SECURITYHOLDERS NORTH RUN MASTER FUND, LP By: North Run GP, LP, its General Partner By: North Run Advisors, LLC, its General Partner

By:	/s/ Thomas B. Ellis
Thomas B. Ellis, Member

By:	/s/ Todd B. Hammer
Todd B. Hammer, Member
[Signature Page to Tender and Support Agreement]

DEEPHAVEN LONG/SHORT EQUITY TRADING LTD.

By:	Deephaven Capital Management LLC
Its:	Investment Manager

By:	/s/ Scott Nelson
	Name:	Scott Nelson
	Title:	Chief Operating Officer

DEEPHAVEN RELATIVE VALUE EQUITY TRADING LTD.

By:	Deephaven Capital Management LLC
Its:	Investment Manager

By:	/s/ Scott Nelson
	Name:	Scott Nelson
	Title:	Chief Operating Officer

[Signature Page to Tender and Support Agreement]

LAWRENCE TOMLINSON

/s/ LAWRENCE TOMLINSON

G. LEONARD BAKER, JR.

/s/ G. LEONARD BAKER, JR.

JOHN J. D’ERRICO

/s/ JOHN J. D’ERRICO

GREGORY GRAVES

/s/ GREGORY GRAVES

NAM PYO SUH

/s/ NAM PYO SUH
[Signature Page to Tender and Support Agreement]

JOHN WILLINGE

/s/ JOHN WILLINGE

PETER HANLEY

/s/ PETER HANLEY

DAVID E. ASPNES

/s/ DAVID E. ASPNES

PAPKEN DER TOROSSIAN

/s/ PAPKEN DER TOROSSIAN

BORIS LIPKIN

/s/ BORIS LIPKIN
[Signature Page to Tender and Support Agreement]

JOSEPH PASSARELLO

/s/ JOSEPH PASSARELLO

BRIAN RENNER

/s/ BRIAN RENNER

JON L. OPSAL

/s/ JON L. OPSAL

JOHN MATTHEWS

/s/ JOHN MATTHEWS

RAUL TAN

/s/ RAUL TAN
[Signature Page to Tender and Support Agreement]

NOEL SIMMONS

/s/ NOEL SIMMONS

LENA NICOLAIDES

/s/ LENA NICOLAIDES
[Signature Page to Tender and Support Agreement]

ANNEX I

	Subject Company
Securityholder	Shares
Larry Tomlinson (BOD)	—
Leonard Baker (BOD)	150,807
Leonard Baker (BOD)	186,631	(1)
John D’Errico (BOD)	20,000
Gregory Graves (BOD)	—
Nam Suh (BOD)	—
John Willinge (BOD)	—
Peter Hanley (BOD)	—
David Aspnes (BOD)	25,500
Papken Der Torossian (Chairman)	154,108
Papken Der Torossian (Chairman)	209,800	(2)
Boris Lipkin	29,999
Joe Passarello	14,275
Brian Renner	992
Jon Opsal	161,176
John Mathews	5,386
Raul Tan	15,850
Noel Simmons	42,321
Lena Nicolaides	11,460
North Run Master Fund	3,606,900

(1)	Of these shares, 69,831 are held in a trust where Mr. Baker is a trustee. The remaining 116,800 shares are held by a limited partnership of which Mr. Baker is a general partner. Mr. Baker disclaims beneficial ownership in these shares as he only has pecuniary interest in the trust and limited partnership.

(2)	The shares are held in a family trust of which Mr. Der Torossian is a trustee. Mr. Der Torossian disclaims beneficial ownership in these shares as he only has pecuniary interest in the trust.

ANNEX II

	Series B Convertible
Securityholder	Preferred Stock	Series B Warrants
Deephaven Long Short Equity Trading Co.	1,000	150,000
Deephaven Relative Value Equity Trading Ltd.	4,200	630,000
North Run Master Fund	5,200	780,000

SCHEDULE A
Address for Notices

Security Holder	Address
c/o Therma-Wave, Inc.
Larry Tomlinson (BOD)	1250 Reliance Way
Fremont, California 94539

c/o Therma-Wave, Inc.
Leonard Baker (BOD)	1250 Reliance Way
Fremont, California 94539

c/o Therma-Wave, Inc.
Leonard Baker (BOD)	1250 Reliance Way
Fremont, California 94539

c/o Therma-Wave, Inc.
John D’Errico (BOD)	1250 Reliance Way
Fremont, California 94539

c/o Therma-Wave, Inc.
Gregory Graves (BOD)	1250 Reliance Way
Fremont, California 94539

c/o Therma-Wave, Inc.
Nam Suh (BOD)	1250 Reliance Way
Fremont, California 94539

c/o Therma-Wave, Inc.
John Willinge (BOD)	1250 Reliance Way
Fremont, California 94539

c/o Therma-Wave, Inc.
Peter Hanley (BOD)	1250 Reliance Way
Fremont, California 94539

c/o Therma-Wave, Inc.
David Aspnes (BOD)	1250 Reliance Way
Fremont, California 94539

c/o Therma-Wave, Inc.
Papken Der Torossian (Chairman)	1250 Reliance Way
Fremont, California 94539

c/o Therma-Wave, Inc.
Papken Der Torossian (Chairman)	1250 Reliance Way
Fremont, California 94539

c/o Therma-Wave, Inc.
Boris Lipkin	1250 Reliance Way
Fremont, California 94539

c/o Therma-Wave, Inc.
Joe Passarello	1250 Reliance Way
Fremont, California 94539

Security Holder	Address
c/o Therma-Wave, Inc.
Brian Renner	1250 Reliance Way
Fremont, California 94539

c/o Therma-Wave, Inc.
Jon Opsal	1250 Reliance Way
Fremont, California 94539

c/o Therma-Wave, Inc.
John Mathews	1250 Reliance Way
Fremont, California 94539

c/o Therma-Wave, Inc.
Raul Tan	1250 Reliance Way
Fremont, California 94539

c/o Therma-Wave, Inc.
Noel Simmons	1250 Reliance Way
Fremont, California 94539

c/o Therma-Wave, Inc.
Lena Nicolaides	1250 Reliance Way
Fremont, California 94539

North Run Capital LP
One International Pl
North Run Capital LP	Suite 2401
Boston, MA 02110

Deephaven Relative Value Equity	130 Cheshire Parkway,
Trading Ltd.	Suite 102
Minnetonka, MN 55305

Deephaven Long Short Equity Trading	130 Cheshire Parkway,
Ltd.	Suite 102
Minnetonka, MN 55305